Exhibit 99.1

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

FOR IMMEDIATE RELEASE

MONDAY, MAY 7, 2007

CBRE REALTY FINANCE, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS

AND REAFFIRMS FULL YEAR FORECAST

Financial Results and Other Significant Events:

•	First quarter AFFO decreased 8 percent to $5.4 million, or $0.18 per diluted common share, from $5.9 million in the previous quarter.

•	Twenty-one new investments totaling $225.3 million were originated during the first quarter. Net investment originations totaled $200.8 million, an increase of 19 percent from the prior quarter.

•	Total assets increased 16 percent from the prior quarter to approximately $1.76 billion.

•	The Company priced a $1.0 billion collateralized debt obligation (“CDO”) with a weighted average interest rate of three-month LIBOR plus 40.6 basis points.

•	Net income available to common stockholders for the first quarter decreased 56 percent to $1.6 million, or $0.05 per diluted common share, from $3.5 million in the previous quarter.

•	On April 25, 2007, the Company announced the resignation of Keith Gollenberg as the Company’s CEO and President and as Director.

•

On April 25, 2007, the Company announced that Ray Wirta, Chairman, will assume the additional responsibilities of Executive Chairman and interim CEO and President until a permanent successor to Mr. Gollenberg is hired.

•	On April 25, 2007, the Company announced that in the near term it will no longer pursue equity real estate investments through joint ventures.

Hartford, CT, May 7, 2007 – CBRE Realty Finance, Inc. (NYSE: CBF) today reported results for the quarter ended March 31, 2007.

CBRE Realty Finance reported adjusted funds from operations (“AFFO”) for the first quarter of 2007 of $5.4 million, or $0.18 per diluted common share, as compared to $5.9 million, or $0.19 per diluted common share, for the fourth quarter 2006.

Net income for the first quarter 2007 was $1.6 million, or $0.05 per diluted common share, as compared to $3.5 million, or $0.12 per diluted common share, for the fourth quarter 2006.

-MORE-

CBRE Realty Finance, Inc.

Investment Activity

The Company originated $225.3 million of new investments during the first quarter 2007. Approximately 38 percent, or $86.5 million, of the Company’s first quarter 2007 investments were originated through its CBRE|Melody network affiliation. The Company’s first quarter loan and security investments had a weighted average loan-to-value ratio of 70 percent and an average term of 5.4 years, with 72.6 percent comprised of fixed rate investments.

The following is a summary of the Company’s investments originated during the first quarter ended March 31, 2007:

Asset Description (1)	Investments ($ in millions)	% Allocation of Investments	Fixed Rate: Average Yield	Floating Rate Average Spread over LIBOR
Whole Loans - floating rate (2)	2.1	0.9	-	L + 4.05%
Whole Loans - fixed rate (2)	84.3	37.4	7.20%	-
Structured - floating rate	50.0	22.2	-	L + 3.28%
CMBS - floating rate	5.0	2.2	-	L + 1.05%
CMBS - fixed rate	67.3	29.9	6.07%	-
Joint Venture Investments	16.6	7.4	-	-
Total / Average	225.3	100	6.70%	L + 3.11%

(1)	Debt and security investments are presented net of unamortized fees, discounts, and unfunded commitments.
(2)	Includes originated whole loans, acquired whole loans and bridge loans.

Asset spreads for floating rate originations during the quarter ended March 31, 2007 were 30-day LIBOR plus 311 basis points as compared to 30-day LIBOR plus 327 basis points in the previous quarter. Asset yields for fixed rate originations during the quarter ended March 31, 2007 were 6.70 percent as compared to 7.73 percent in the previous quarter. The Company’s overall investment portfolio increased from $1.37 billion at December 31, 2006 to $1.57 billion at March 31, 2007. The Company’s loan portfolio, at March 31, 2007, consisted of 32 percent floating rate and 68 percent fixed rate loans, with a weighted average maturity of 3.5 years and a weighted average loan-to-value ratio of 70 percent.

The Company in the near term will no longer pursue equity real estate investments through joint ventures, and will concentrate solely on the fixed-income arena. The Company has invested $76 million in equity real estate assets and will continue to manage these assets in accordance with their original business plan, subject to taking advantage of early opportunities to profitably exit them.

Tom Podgorski, executive vice president, commented, “Volume in the first quarter was below our expectations due to our view that asset spreads were priced extremely tight given the risk level determined during our underwriting. The recent volatility in the fixed income markets has led to a modest widening of spreads that has led to a more robust pipeline at spread levels more

-MORE-

CBRE Realty Finance, Inc.

in line with our assessment of risk. Based on these factors we are comfortable with our full-year volume projection of $1.2-$1.3 billion.”

Operating Results

Debt investments (whole loans, structured loans and CMBS) generated investment income of $25.5 million for the first quarter.

Interest expense on borrowings related to the Company’s debt investments was $16.7 million for the first quarter 2007 and reflects interest expense on $508.5 million of investment grade notes issued by the Company’s first collateralized debt obligation (“CDO”), borrowings under the secured warehouse repurchase facilities and $50.0 million of trust preferred securities.

Net investment income for the first quarter 2007 was $8.8 million compared to $9.4 million in the prior quarter. Net investment income represents investment income related to its debt investments, less interest expense on the Company’s borrowings related to its debt investments.

At March 31, 2007, the Company’s debt-to-book equity ratio was 3.1x compared to 2.4x in the previous quarter.

The weighted average borrowing cost for the Company’s secured debt and long-term capital was 6.0 percent for the quarter ended March 31, 2007 compared to 5.9 percent in the previous quarter.

During the quarter, $0.3 million, or $0.01 per diluted common share, was contributed to AFFO by the Company’s consolidated and unconsolidated investments in joint ventures.

During the quarter, the Company funded an additional $4.4 million to its $31.8 million non-performing asset to cure the default on the senior loan, pay real estate taxes and pay for attorney and appraisal services relative to the loan. At March 31, 2007, the balance of this non-performing asset was $36.2 million representing 2.1 percent of total assets. In addition, in April 2007 the Company funded an additional $0.8 million on the senior loan to further protect its investment. The Company believes, and third party appraisals support, that there is collateral value in excess of the book value for this asset.

In addition, during the quarter the Company funded an additional $1.7 million to cure the default on the senior loan, pay real estate taxes and pay for attorney and appraisal services relative to the loan and recognized $0.4 million of income on its $19.7 million watch list asset. At March 31, 2007, the balance of this watch list asset was $21.8 million representing 1.2 percent of total assets. In addition, in April 2007 the Company funded an additional $0.3 million on the senior loan to further protect its investment. On May 4, 2007, the Company foreclosed on the underlying asset and subject to an estimated 30-60 day judicial ratification process, the Company will own the asset and control the exit strategy. The Company believes, and third party appraisals support, that there is collateral value in excess of the book value for this asset.

-MORE-

CBRE Realty Finance, Inc.

Paul Martin, executive vice president, commented, “We have foreclosed on our watch list asset and are in the process of foreclosing on our non-performing asset. Gaining control of both assets is the first step toward full recovery of value.”

Also, during the quarter, the Company sold a below investment grade CMBS investment resulting in a $0.3 million loss on sale. The Company decided to exit the security early due to the identification of certain potential credit concerns as a result of our monthly CMBS portfolio review.

Liquidity and Funding

At March 31, 2007, the Company had $46.7 million of cash and cash equivalents and $60.1 million of restricted cash. The restricted cash is comprised primarily of $50.5 million of other escrow reserve requirements related to tenant improvements and leasing reserves on a number of the Company’s first mortgage loans.

Loan prepayments and amortization payments totaled $24.5 million during the first quarter 2007.

On April 2, 2007, the Company closed a $1.0 billion CDO, its second CDO since inception. The Company sold $880 million of investment grade bonds to third parties and retained all of the $120 million of non-investment grade bonds and common equity. The CDO bonds were issued at a weighted average interest rate of approximately three-month LIBOR plus 40.6 basis points, an approximate 10 basis points reduction from the Company’s first CDO issued in March 2006.

Dividends

On March 15, 2007, the Company announced that its Board of Directors declared a cash dividend of $0.21 per share of common stock, payable with respect to the quarter ended March 31, 2007. The dividend represented an increase of $0.04, or 24 percent, from the dividend of $0.17 made in respect to the first quarter of 2006. The dividend was paid on April 16, 2007 to stockholders of record as of the close of business on March 30, 2007.

Management

On April 25, 2007, the Company announced that Keith Gollenberg will leave the positions of Chief Executive Officer and President and resign as a Director effective immediately. Ray Wirta, Chairman, will assume the additional responsibilities of Executive Chairman and interim CEO and President while the Company recruits a permanent successor to Mr. Gollenberg.

Outlook

For fiscal year 2007, the Company reaffirms its expectation that it will generate AFFO per diluted share and diluted GAAP earnings per share of between $1.10 to $1.20 and $0.86 to $0.96, respectively.

Ray Wirta, executive chairman, commented, “We are reaffirming our full year AFFO forecast of $1.10-$1.20. The recent change in executive leadership of the company has raised the focus on delivering on the 2007 forecast. This heightened commitment coupled with the recent increase in the deal pipeline and the potential to take advantage of early opportunities to profitably exit certain joint venture investments provide the basis for our expectation that we will deliver on the full year forecast.”

-MORE-

CBRE Realty Finance, Inc.

Conference Call Details

The Company will host a conference call and audio webcast for investors on Tuesday, May 8, 2007, at 10:00 a.m. Eastern Time to discuss first quarter 2007 financial results. The call can be accessed live by dialing 877-715-5282 or by visiting CBRE Realty Finance, Inc.’s website at www.cbrerealtyfinance.com or at www.earnings.com.

Investors may access a replay by dialing 877-519-4471, passcode 8712702, which will be available through May 15, 2007. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company.

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 8 of this release.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, changes in interest rates, debt securities market, general economy or commercial finance and real estate markets specifically, credit conditions of the Company’s portfolio and in the market generally, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Financial Tables Follow…

-MORE-

CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Consolidated Statement of Income

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006
Revenues:
Investment income	$25,540	$11,088
Property operating income	1,656	672
Other income	382	600

Total revenues	27,578	12,360

Expenses:
Interest expense	17,545	5,489
Management fees	2,064	1,427
Property operating expenses	901	216
Other general and administrative (including $91 and $872, respectively of stock-based compensation)	1,795	2,477
Depreciation/amortization	826	253

Total expenses	23,131	9,862

Loss on sale of investment	(287)	(152)
Gain (loss) on derivatives	(107)	3,310

Income from continuing operations before equity in net income of unconsolidated joint ventures	4,053	5,656
Equity in net loss of unconsolidated joint ventures	(2,530)	—

Net income before minority interest	1,523	5,656
Minority interest	(52)	(9)

Net income	$1,575	$5,665

Weighted-average shares of common stock outstanding:
Basic	30,161,774	20,000,000

Diluted	30,389,938	20,161,429

Earnings per share of common stock:
Basic	$0.05	$0.28

Diluted	$0.05	$0.28

Dividends declared per share of common stock	$0.21	$0.17 *

*	$0.17 dividend declared on April 7, 2006 was made in respect to the 1st quarter of 2006

-MORE-

CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except per share and share data)

	(Unaudited) March 31, 2007	(Audited) December 31, 2006
Assets:
Cash & cash equivalents	$46,653	$17,933
Restricted cash	60,133	59,520
Loans and other lending investments, net	1,215,370	1,090,874
Commercial mortgage backed securities, at fair value	284,882	222,333
Real estate, net	65,728	66,277
Investment in joint ventures	54,993	41,046
Derivative assets	1,339	373
Accrued interest	8,293	6,656
Other assets	26,766	17,677

Total assets	$1,764,157	$1,522,689

Liabilities and Stockholders’ Equity:
Liabilities:
Bonds payable	$508,500	$508,500
Repurchase obligations	664,966	433,438
Mortgage payable	52,561	52,194
Derivative liabilities	5,392	7,549
Management fee payable	701	712
Dividends payable	6,454	5,814
Accounts payable and accrued expenses	27,565	4,739
Other liabilities	50,759	47,060
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	50,000	50,000

Total liabilities	1,366,898	1,110,006

Commitments and contingencies	—	—

Minority interest	731	813

Stockholders’ Equity:
Preferred stock, par value $.01 per share: 50,000,0000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.01 per share: 100,000,000 shares authorized; 30,731,342 and 30,601,142 shares issued and outstanding at March 31, 2007 and December 31, 2006 respectively	307	306
Additional paid-in capital	421,076	420,986
Common stock subscription receivable	—	—
Accumulated other comprehensive loss	(12,024)	(1,469)
Retained earnings (accumulated deficit)	(12,831)	(7,953)

Total stockholders’ equity	396,528	411,870

Total liabilities and stockholders’ equity	$1,764,157	$1,522,689

-MORE-

CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Funds From Operations and Adjusted Funds From Operations

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006
Funds from operations:
Net income	$1,575	$5,665
Adjustments:
Real estate depreciation and amortization	826	123
Gain (losses) from debt restructuring	—	—
Gain (losses) from sale of property	—	—
Funds from discontinued operations	—	—
Real estate depreciation and amortization – unconsolidated ventures	3,168	—

Funds from operations	$5,569	$5,788

Adjusted funds from operations:
Amortization of deferred stock-based compensation	91	872
Straight-line rental income – unconsolidated joint ventures	(127)	—
Unrealized (gain) loss on derivatives	57	(512)
Fair value lease revenue (SFAS 141)	(11)	—
Fair value lease revenue (SFAS 141) – unconsolidated ventures	(187)	—

	$5,392	$6,148

Weighted-average shares of common stock outstanding:
Basic	30,161,774	20,000,000

Diluted	30,389,938	20,161,429

FFO share of common stock:
Basic	$0.18	$0.29

Diluted	$0.18	$0.29

AFFO share of common stock:
Basic	$0.18	$0.31

Diluted	$0.18	$0.30

-MORE-

CBRE Realty Finance, Inc.

Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) are non-GAAP financial measures, which are widely recognized measures of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company presents FFO and AFFO because it considers them important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO and AFFO as one of several criteria to determine performance-based equity bonuses for members of the Company’s senior management team. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. The Company considers gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses while arriving at FFO.

AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing its liquidity position with that of other REITs. Further, it is the financial measure upon which incentive compensation payable under the Company’s management agreement is payable.

The Company calculates AFFO by subtracting from or adding to FFO:

•

normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141; and

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation

•	unrealized gains or losses on derivative transactions

-MORE-

CBRE Realty Finance, Inc.

The Company’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs. Neither FFO nor AFFO represent cash generated from operating activities or net income in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

-###-